Exhibit 5.1
[Fried Frank letterhead]
March 24, 2011
McJunkin Red Man Corporation
2 Houston Center
909 Fannin, Suite 3100
Houston, TX 77010
Ladies and Gentlemen:
          We have acted as special counsel to McJunkin Red Man Corporation, a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the Company’s offer to exchange up to $1,050,000,000 in aggregate principal amount of its 9.50% Senior Secured Notes due December 15, 2016 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9.50% Senior Secured Notes due December 15, 2016 that were issued on December 21, 2009 and February 11, 2010, (the “Outstanding Notes”, and together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 24, 2011 (the “Registration Statement”). Pursuant to the Indenture (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees”, respectively). All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:
(a)	the Indenture, dated as of December 21, 2009, among the Company, the Guarantors and U.S. Bank National Association, as trustee (as supplemented, the “Indenture”);

(b)	the Outstanding Notes and the Outstanding Note Guarantees; and

(c)	the forms of Exchange Notes and the Exchange Note Guarantees.
          The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”
          In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, any representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.
          To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (ii) that all of the parties to the Documents (other than the Company and the Guarantors organized in Delaware or New York) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) that the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Company and the Guarantors organized in Delaware or New York), the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties (other than the Company and the Guarantors organized in Delaware or New York) or the laws of the jurisdiction of incorporation of any such parties (other than the Company and the Guarantors organized in Delaware or New York) and each of the Documents constitutes valid and binding obligations of all the parties thereto (other than the Company and the Guarantors), enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Documents will comply with all laws applicable thereto.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Exchange Notes, when executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange Note Guarantees by the Guarantors, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.
          The opinions set forth above are subject to the following qualifications:
          (A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation.
          (B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:
               (i) (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Exchange Note Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions)
               (ii) related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;
               (iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;
               (iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and
               (v) which may be considered to be in the nature of a penalty.
          (C) Our opinions are subject to the following:
               (i) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;
               (ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and
               (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.
          (D) Provisions in the Exchange Note Guarantee and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors might not be enforceable under certain circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

          The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. Insofar as the opinions expressed herein involve the laws of the State of Texas, we have relied with your permission solely on the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., addressed to you on March 24, 2011 and filed as Exhibit 5.2 to the Registration Statement. Insofar as the opinions expressed herein involve the laws of the State of West Virginia, we have relied with your permission solely on the opinion of Bowles Rice McDavid Graff & Love LLP, addressed to you on March 24, 2011 and filed as Exhibit 5.3 to the Registration Statement.
          The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

SCHEDULE A
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McJunkin-Puerto Rico Corporation, a Delaware corporation
McJunkin Red Man Development Corporation, a Delaware corporation
McJunkin Red Man Holding Corporation, a Delaware corporation
McJunkin-West Africa Corporation, a Delaware corporation
Midway-Tristate Corporation, a New York corporation
Milton Oil & Gas Company, a West Virginia corporation
MRC Management Company, a Delaware corporation
Ruffner Realty Company, a West Virginia corporation
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